Exhibit 5


                                  July 2, 1999

Board of Directors
RGC Resources, Inc.
519 Kimball Avenue, N.E.
Roanoke, Virginia 24016

        In Re: Post-Effective Amendment to the Registration Statement on
               Form S-8 (Registration No. 333-02455)

Gentlemen:

        Reference is made to the Post-Effective Amendment to the Registration Statement on Form S-8 (Registration No. 333-02455) of RGC Resources, Inc. (the "Company"), filed by the Company as successor to Roanoke Gas Company ("Roanoke Gas") following the reorganization of Roanoke Gas into a holding company structure (the "Reorganization") in which Roanoke Gas became a wholly-owned subsidiary of the Company by virtue of the merger of Roanoke Gas with RGC Acquisition Corp., a wholly owned subsidiary of the Company, together with the conversion of each outstanding share of common stock of Roanoke Gas into one share of common stock, $5.00 par value per share, of the Company ("Common Stock"). We have acted as your counsel with respect to certain corporate proceedings in connection with the assumption by the Company of the Roanoke Gas Company Key Employee Stock Option Plan (the "Plan").

        We are generally familiar with your corporate affairs, including your organization and the conduct of your corporate proceedings related thereto. We also have examined such of your corporate records as we have deemed necessary as the basis for this opinion. Based on the foregoing, it is our opinion that:

        1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Virginia.

        2. The 50,000 shares of Company common stock which are the subject of this Registration Statement have been duly and validly authorized, and when issued pursuant to proper resolution of the Board of Directors of the Company and upon the terms set forth in the above-referenced Registration Statement, will be legally issued, fully paid and non-assessable.

        The foregoing opinion is contingent upon the Registration Statement becoming effective. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                                Very truly yours,


                      s/WOODS, ROGERS & HAZLEGROVE, P.L.C.
                       WOODS, ROGERS & HAZLEGROVE, P.L.C.